                               [LORAL SPACE LOGO]

                      SUPPLEMENT NO. 2 DATED APRIL 3, 2001
                                       TO
                               OFFER TO EXCHANGE
                            SHARES OF COMMON STOCK,
                           PAR VALUE $0.01 PER SHARE
                                      FOR

                             OUTSTANDING SHARES OF
          6% SERIES D CONVERTIBLE REDEEMABLE PREFERRED STOCK DUE 2007

                         ------------------------------

     THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 9, 2001, UNLESS EXTENDED (THE "EXPIRATION DATE").

     We hereby amend our Offer to Exchange dated February 22, 2001, as supplemented on March 22, 2001, and the Letter of Transmittal, pursuant to which we have offered to exchange (the "Exchange Offer") shares of our Common Stock, par value $0.01 per share ("Common Stock") for each outstanding share of 6% Series D Convertible Redeemable Preferred Stock due 2007 ("Preferred Stock"), validly tendered. Capitalized terms are used herein with the meanings given in the Offer to Exchange.

     WE ARE NOT AND OUR BOARD OF DIRECTORS IS NOT MAKING ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OF PREFERRED STOCK. YOU MUST MAKE THE DECISION WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

     On April 2, 2001, the Company filed its Annual Report on Form 10-K with the Securities and Exchange Commission, which Annual Report on Form 10-K is incorporated by reference in the Offer to Exchange. A copy of the Annual Report on Form 10-K may be retrieved from the Security and Exchange Commission's website at http://www.sec.gov. We encourage you to read the Company's Annual Report on Form 10-K, including the information discussed under the caption "Certain Factors That May Affect Future Results." Any information contained in the Offer to Exchange, as supplemented, that is inconsistent with the information contained in the Company's Annual Report on Form 10-K, is hereby amended and superseded by such information in the Company's Annual Report on Form 10-K.

     The purpose of this supplement is to extend the Expiration Date of the Exchange Offer and to amend and restate certain financial information set forth in the Offer to Exchange under the captions "SUMMARY -- RECENT FINANCIAL DATA," "SUMMARY -- Summary Historical Financial Information," and "SUMMARY -- Unaudited Pro Forma Financial Information."

     On April 2, 2001, the closing price of Loral Common Stock was $1.91.

     The Exchange Offer is hereby amended as follows:

     EXTENSION OF EXPIRATION DATE.  The expiration date for the Exchange Offer
is extended to           , April 9, 2001 at 5:00 p.m., New York City time,
unless further extended.

     AMENDMENT OF FINANCIAL INFORMATION IN THE OFFER TO EXCHANGE. The Section of the Offer to Exchange under the caption "SUMMARY -- RECENT FINANCIAL DATA" is hereby deleted in its entirety.

     The sections of the Offer to Exchange under the captions
"SUMMARY -- Summary Historical Financial Information" and "SUMMARY -- Unaudited Pro Forma Financial Information" are hereby amended and restated in their entirety as follows:

SUMMARY HISTORICAL FINANCIAL INFORMATION

     The following summary historical financial information of Loral has been derived from, and should be read in conjunction with, the related consolidated financial statements and other financial information presented in Loral's Annual Report on Form 10-K for the year ended December 31, 2000, incorporated herein by reference.

                       LORAL SPACE & COMMUNICATIONS LTD.

                                                                        YEARS ENDED
                                                                        DECEMBER 31,
                                                              --------------------------------
                                                                 2000(1)           1999(2)
                                                              --------------    --------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE
                                                                          AMOUNTS)
STATEMENT OF OPERATIONS DATA:
  Revenues..................................................   $ 1,224,111       $ 1,457,720
  Operating loss............................................        86,086            62,263
  Equity in net loss of affiliates, net of taxes(3).........     1,294,910           177,819
  Globalstar related impairment charges, net of taxes.......       112,241
  Net loss..................................................     1,469,678           201,916
  Preferred dividends and accretion.........................        67,528            44,728
  Net loss applicable to common shareholders................     1,537,206           246,644
  Net loss per share: basic and diluted.....................          5.20              0.85
CASH FLOW DATA:
  Provided by (used in) operating activities................       258,056            (6,933)
  Used in investing activities..............................       376,740           679,005
  Provided by (used in) equity transactions.................       352,415           (24,633)
  Provided by (used in) financing transactions..............       (79,551)          403,664
OTHER DATA:
  EBITDA as reported(4).....................................       130,177           112,643
  Depreciation and amortization.............................       216,263           174,906
  Capital expenditures......................................       424,199           469,747
  Deficiency of earnings to cover fixed charges.............       152,595           191,932

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 2000          1999
                                                              ----------    ----------
BALANCE SHEET DATA:
  Cash(5)...................................................  $  394,045    $  427,180
  Current assets, including cash............................     831,581     1,053,849
  Noncurrent assets.........................................   3,846,737     4,556,572
  Total assets..............................................   4,678,318     5,610,421
  Current liabilities.......................................     494,554       693,879
  Recourse long-term debt(6)................................   1,348,138       950,527
  Non-recourse long-term debt of Loral CyberStar, Inc.......     997,991       963,299
  Total long-term debt......................................   2,346,129     1,913,826
  Noncurrent liabilities, excluding debt....................     231,894       228,901
  Minority interest.........................................      19,353        23,151
  Shareholders' equity......................................   1,586,388     2,750,664

---------------
(1)The results of operations for 2000 includes $77 million of increased costs relating to manufacturing delays and customer contract issues ($46 million after taxes), Loral's share of Globalstar after-tax impairment

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

   charges of $882 million (approximately $1.2 billion on a pre-tax basis), which is included in equity in net loss of affiliates and after-tax impairment charges of $112 million ($125 million pre-tax) relating to Loral's investments in and advances to Globalstar service provider partnerships.

(2) The year ended December 31, 1999 includes a pre-tax charge of $35 million ($21 million after taxes) relating to an agreement reached with a customer to extend the delivery date of a satellite and other modifications to the contract in return for providing transponders on another Loral satellite for their remaining lives and a non-recurring tax benefit of $33.6 million relating to a tax law change affecting the utilization of Loral Cyberstar's pre-acquisition loss carryforwards.

(3) Includes Loral's share of the following affiliates: Globalstar, Satmex, Europe*Star, Globalstar service provider partnerships, Mabuhay Space Holdings Limited and SkyBridge Limited Partnership, which are accounted for under the equity method of accounting. The year ended December 31, 2000, includes a $33 million after-tax gain representing Loral's share of Satmex's net insurance recovery on the loss of a satellite.

(4) EBITDA (earnings before interest, taxes, depreciation and amortization, including amortization of unearned stock compensation) is provided because it is a measure commonly used in the communications industry to analyze companies on the basis of operating performance, leverage and liquidity and is presented to enhance the understanding of Loral's operating results. However, EBITDA should not be construed as an alternative to net income as an indicator of a company's operating performance, or cash flow from operations as a measure of a company's liquidity. EBITDA may be calculated differently and, therefore, may not be comparable to similarly titled measures reported by other companies.

(5) Includes Loral CyberStar's restricted cash of $50.0 million for interest payments on Loral CyberStar's senior debt and Loral CyberStar's segregated cash of $137.3 million held for satellite payments as of December 31, 1999.

(6) Includes the debt of Loral SpaceCom Corporation and its subsidiaries and Loral Space & Communications Ltd.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following unaudited pro forma information presents the effects of the Exchange Offer assuming that 8,000,000 or all shares of Preferred Stock are exchanged for 45,600,000 shares of Common Stock as if the exchange occurred as of January 1, 2000, for the statement of operations data and other data and as if the exchange occurred as of December 31, 2000 for the balance sheet data. The pro forma results do not include a dividend charge that Loral will incur as a result of the Exchange Offer of approximately $58.5 million, which relates to the difference, at an assumed price of $2.30 per share of Common Stock, between the value of the Common Stock exchanged in the Exchange Offer and the value of the shares that were issuable under the conversion terms of the Preferred Stock.

                                                                         YEAR ENDED
                                                                    DECEMBER 31, 2000(1)
                                                              --------------------------------
                                                                  ACTUAL          PRO FORMA*
                                                              --------------    --------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE
                                                                          AMOUNTS)
STATEMENT OF OPERATIONS DATA
Revenues....................................................    $1,224,111        $1,224,111
Operating loss..............................................        86,086            86,086
Equity in net loss of affiliates(2).........................     1,294,910         1,294,910
Globalstar related charges, net of taxes....................       112,241           112,241
Net loss....................................................     1,469,678         1,469,678
Preferred dividends.........................................        67,528            46,728
Net loss applicable to common shareholders..................     1,537,206         1,516,406
Loss per share -- basic and diluted.........................          5.20              4.44
OTHER DATA:
Deficiency of earnings to cover fixed charges...............    $  152,595        $  128,363

                                                                 DECEMBER 31, 2000
                                                              ------------------------
                                                                ACTUAL      PRO FORMA
                                                              ----------    ----------
                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
Shareholders' equity........................................  $1,586,388    $1,586,388
OTHER DATA:
Book value per common share.................................  $     1.72    $     4.62

---------------

* Loral has also simultaneously launched an exchange offer for 13,497,863 or all of the shares of its outstanding Series C Preferred Stock, or such lesser number of shares as are validly tendered and not withdrawn prior to the expiration date, for shares of Common Stock, at an exchange ratio of 5.5 shares of Common Stock per share of Series C Preferred Stock. Assuming that in addition to the shares of Common Stock exchanged in the Exchange Offer, that all shares of Series C Preferred Stock are exchanged for 74,238,247 shares of Common Stock as if the Exchange Offer and the Series C Exchange Offer occurred as of January 1, 2000, the Company's pro forma net loss applicable to common shareholders and pro forma loss per share - basic and diluted would have been $1.476 billion and $3.55 per share, respectively, for the year ended December 31, 2000. These pro forma results do not include dividend charges aggregating $151.6 million, that Loral will incur as a result of the Exchange Offer and the Series C Exchange Offer, which relates to the difference, at an assumed price of $2.30 per share of Common Stock, between the value of shares of the Common Stock exchanged in the Exchange Offer and the Series C Exchange Offer and the value of the shares that were issuable under the conversion terms of the preferred stock.

(1) The results of operations for 2000 includes $77 million of increased costs relating to manufacturing delays and customer contract issues ($46 million after taxes), Loral's share of Globalstar after-tax impairment charges of $882 million (approximately $1.2 billion on a pre-tax basis), which is included in equity in net loss of affiliates and after-tax impairment charges of $112 million ($125 million pre-tax) relating to Loral's investments in and advances to Globalstar service provider partnerships.

(2) Includes Loral's share of the following affiliates: Globalstar, Satmex, Europe*Star, Globalstar service provider partnerships, Mabubay Space Holdings Limited and SkyBridge Limited Partnership which are accounted for under the equity method of accounting. The year ended December 31, 2000, includes a $33 million after-tax gain representing Loral's share of Satmex's net insurance recovery on the loss of a satellite.

                 The Exchange Agent for the Exchange Offer is:

                              THE BANK OF NEW YORK

           By Mail:               By Facsimile Transmission:     by Hand or Overnight Courier:
 Tender & Exchange Department     (For eligible Institutions     Tender & Exchange Department
          P.O. 11248                         only)                    101 Barclay Street
     Church Street Station              (212) 815-6213             Receive & Deliver Window
    New York, NY 10286-1248                                           New York, NY 10286
                                  For Confirmation Telephone:
                                        (212) 815-6156

                             THE INFORMATION AGENT:

                            MacKenzie Partners, Inc.
                                156 Fifth Avenue
                               New York, NY 10010
                 Inside the U.S. call toll-free (800) 322-2885
                                       or
                 Outside the U.S. call (212) 929-5500 (collect)

     Additional copies of the Offer to Exchange, this Supplement, the Letter of Transmittal or other tender offer materials may be obtained from the Information Agent or the Exchange Agent and will be furnished at the Company's expense. Questions and requests for assistance may be directed to the Information Agent as set forth above. Holders may also contact their local broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

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